EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement") is made as of this 24th day of February, 2015, by and between Giggles N Hugs INC (the "Company"), and John Kaufman ("Employee").

RECITALS

WHEREAS, Employee desires to be employed by the Company, and the Company is willing to employ Employee, on the terms, covenants, and conditions set forth below, and in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1. **EMPLOYMENT**. The Company hereby agrees to employ Employee, as the Interim President as set forth in Exhibit "A" attached hereto and adopted in its entirety herein. Employee's date of hire shall be ____March 3 2015______________________ (Hire Date).

Employee hereby accepts and agrees to such employment. Employee agrees to manage and perform Employee's work and to render such other related services and duties as may be assigned to Employee from time to time by the Company. Employee shall report directly to Joey Parsi the Founder/CEO of the Company and shall be a member of the executive strategic team.

2. **EMPLOYMENT AT WILL/TERMINATION.**

Employee's employment under this Agreement shall begin on the date of this Agreement. Employee acknowledges that he is an Employee at Will and that Employee's employment may be terminated at will by either party at any time, for any reason or for no reason with or without prior notice.

Employee's employment may also be terminated for cause with or without prior notice.

"Cause" for purposes of the termination of employment of Employee shall be defined as, but not limited to, any breach of duty by Employee to Company, failure to attend important Company related meetings, functions, or events, failure to have the Company's best interest in mind when making decisions regarding the Company, failure to perform standard duties performed by Chief Operating Officer of a Company, using Company time to further Employee's personal interests, and any and all other issues that do not promote the best interest of the Company..

3. **COMPENSATION; REIMBURSEMENT OF EXPENSES(I don't see anything about severance pay in this section)**

(a) Base Salary. For the services rendered by Employee under this Agreement, the Company shall pay Employee a base salary of Zero dollars ($0.00) for the 1st 12 months of continuous employment. . Employee's salary shall be subject to annual review by the Company. The Company may provide such other benefits from time to time to Employee in accordance with policies adopted by the Company. Employee expressly waives any and all base compensation under the terms of this Agreement. If Employee's employment continues beyond 12 months from the Hire Date, Employee shall be paid the sum of $________________ per annum.

(b) Bonus. Employee shall receive a signing bonus of 150,000 shares of the Company's ' restricted stock that will vest on the Date of Hire. and Every 3 months (three months) thereafter employee shall receive an additional 75,000 shares of restricted stock that will vest on the issue dates for a total of 375,000 shares upon the completion of twelve months of employment. Employee is restricted from selling any shares for six months from issue date.

(c) Reimbursement of Expenses. The Company will reimburse Employee for all ordinary and reasonable business-related expenses incurred in the performance of Employee's duties for the Company during employment, and approved in advance by the Company. Employee shall submit reasonable documentation for all such business expenses.

4. OTHER EMPLOYMENT. Company understands that employee has other employment and interests. Employee shall devote a minimum of 10 hours per week of Employee's working time, attention, knowledge, and skills solely to the business and interests of the Company as it relates to the hospitality portion of the business, and the Company shall be entitled to all of the benefits and profits arising from or incident to the work, services, advice, inventions, or innovations of Employee.

5. CONFIDENTIALITY AGREEMENT

(a) **Acknowledgments by Employee**. Employee acknowledges that (a) Employee shall occupy a position of trust and confidence with the Company and shall become familiar with the following, any and all of which constitute confidential information of the Company, (collectively the **"Confidential Information"**): (i) any and all trade secrets concerning the business and affairs of the Company, policies and procedures, data, know-how, client lists, client data or information, current and anticipated client requirements, marketing studies, business strategies and plans, computer software and programs, and any other information, however documented, of the Company that is proprietary or is a trade secret within the meaning of the California Uniform Trade Secrets Act; (ii) any and all information concerning the business and affairs of the Company; (b) Company has required that Employee make the covenants set

forth in this paragraph as a condition of Employment; (c) the provisions of this paragraph are reasonable and necessary to protect and preserve the Company's business, and (d) the Company shall be irreparably damaged if Employee was to breach the covenants set forth in this paragraph of this Agreement.

(b) **Confidential Information**. Employee acknowledges and agrees that all Confidential Information known or obtained by Employee, whether before or after the date hereof, is the property of the Company. Therefore, Employee agrees that Employee shall not, at any time, disclose to any unauthorized persons or use for Employee's own account or for the benefit of any third party, any Confidential Information, whether Employee has such information in Employee's memory or embodied in writing or other physical form, without Company's written consent. Employee agrees to deliver to Company upon termination of employment or upon request, all documents, memoranda, notes, plans, records, reports, and other documentation, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the business, operations, clients, insurance carriers, or affairs of the Company, and any other Confidential Information that Employee may then possess or have under Employee's control. Employed agrees that any information obtained from any source by Employee for the purpose of providing services to any customer, shall be kept confidential as required by federal or state law or regulation.

6. **NONCOMPETITION**

6.1 During Employee's Employment with Employer, Employee shall not, directly or indirectly, in any capacity whatsoever, alone or in conjunction with others, engage in, have any financial or other interest in, be employed by, serve as a consultant to, or otherwise provide services on behalf of, any corporation, limited liability company, partnership, trust, proprietorship, individual, business, or other enterprise (whether as an officer, director. shareholder, manager, member, agent, security holder, creditor, consultant, or otherwise) that is engaged in the same or substantially similar business as Employer, or who may compete, either directly or indirectly, with Employer's business, by offering the same or substantially similar services or products offered by Employer, during Employee's Employment, and work on behalf of Employer.

6.2. Non-competition Subsequent to Employment by Use of Confidential Proprietary Information. Employee shall, not compete with Employer's business in any manner by Employee's improper and unauthorized use of Employer's Confidential Proprietary Information and Trade Secrets.

6.3 NON COMPETITION SUBSEQUENT TO EMPLOYMENT IN SAME INDUSTRY: For a period of two (2) years following the separation of Employee's employment with Company,

(a) Employee shall not, either directly or indirectly, either for Employee's benefit or the benefit of any other Person or entity, engage in the business of consulting, financing, owning, operating or managing any other children themed restaurant which competes with Company in the state of California or any other state. Employee agrees that this covenant is reasonable with respect to its duration, geographical area and scope; and

(b) Employee shall not, directly or indirectly, either for Employee or any other person, (1) induce or attempt to induce any employee, broker, or agent of the Company to leave the employ of the Company, (2) in any way interfere with the relationship between the Company and any employee of the Company, (3) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, broker or agent of the Company, (4) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, license, or business relation of the Company, or (5) employ, contract to employ, or solicit for employment any person, broker or agent who was employed by the Company at any time during the twelve (12) months prior to the date of termination of Employee's employment with the Company.

6.3.1 In the event of a breach by Employee of any covenant set forth in this paragraph, the term of such covenant shall be extended by the amount of days in which Employee was in breach of this Agreement; and

6.3.2 Employee shall not make any disparaging remarks about the Company, or its officers, agents, employees, practices or products; provided, however, that Employee may provide truthful and accurate facts and opinions about Employer to the extent required by applicable law.

6.4 REMEDIES. If Employee breaches the covenants set forth in this paragraph, the Company shall be entitled to the following remedies:

(a) Damages from Employee, including its reasonable attorney fees;

(b) In addition to its right to damages and any other rights it may have against Employee, Company may also obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach.

7. **RETURN OF COMPANY PROPERTY, EQUIPMENT, DOCUMENTS**: Employee agrees that, at the time of separation of employment with Company, Employee will deliver to Company, and will not keep in Employee's possession, recreate, duplicate or otherwise maintain and/or deliver to anyone else, any and all Confidential Information (as defined) including but not limited to any and all devices, records, data, notes, reports,

proposals, lists, correspondence, specifications, drawings, materials, equipment, documents or property, or reproductions of any aforementioned items whether or not developed by Employee or Company, during employment with Company or otherwise belonging to Company, and in whatever form maintained, including hard copies, duplicates, maintained on any computer drive.

8. **NO PRIOR MISAPPROPRIATION OF INFORMATION**: As a condition of employment, Employee makes the following representations and warranties to, and agreements with the Company:

(a). Employee has not breached and will not breach any fiduciary duty to any previous employer.

(b). Employee will not otherwise engage in any activities that may constitute unfair competition or unfair trade practice within the meaning of applicable State or Federal law.

(c). Employee represents that Employee's employment by Company, and Employee's compliance with the terms of this Agreement will not breach any agreement to keep in confidence any proprietary information Employee has received from any former employer.

9 **THIRD PARTY INFORMATION**: Employee acknowledges that Company has received and in the future will receive from third parties their Confidential Information subject to a duty on Company's part to maintain the confidentiality of this information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company, and these third parties, during the period of Employee's employment and at all times thereafter, a duty to hold all such Confidential Information in the strictest confidence and not to disclose or use it, except as necessary to perform Employee's obligation hereunder and as is consistent with the Company's agreement with third parties.

10. **<u>DISPUTES.</u>** THIS PROVISION IS INSUFFICIENT AS AN ARBITRATION AGREEMENT IN EMPLOYMENT IN CALIFORNIA AND NEEDS TO BE REVISED. Any controversy or claim arising out of or relating to this Agreement or Employee's employment, or any amendments thereto, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") [illegible] Any award entered therein shall be final and binding on each and all of the parties. The parties may request injunctive relief using the court system, pending arbitration, without waiving arbitration. The venue of any arbitration, mediation, or related court proceeding will be Los Angeles, California.

11 **REMEDIES.** The rights and remedies of the Company shall be cumulative and not alternative, and shall be in addition to all other remedies available under the law to Company.

12 **SEVERABILITY.** If any provision, paragraph, or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement, including any other provision, paragraph, or subparagraph.

13. **BINDING EFFECT.** This Agreement shall be binding upon and shall insure to the benefit of the Company and Employee, and their respective successors, heirs, executors, legal representatives, administrators, and assigns.

14. **MODIFICATION IN WRITING ONLY.** No waiver or modification of this Agreement or of any covenant, condition, or limitation herein, shall be valid unless in writing and duly executed by the party to be charged therewith and an authorized officer of Employer.

15 **CHOICE OF LAW.** This Agreement shall be subject to and governed by the laws of the State of California, irrespective of the fact that any party is or may become a resident of a different state.

16. **ENTIRE AGREEMENT.** The parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms, conditions, and covenants, and also agree that it constitutes the entire agreement between the parties and supersedes all proposals, oral or written, and all prior negotiations, conversations, or discussions between the parties relating to the subject matter of this Agreement.

17. **NOTICES.** Any notice hereunder to the Company shall be addressed to it at 10250 Santa Monica Blvd #155 Los Angeles Ca. 90077. Any notice hereunder to Employee shall be addressed to Employee at the address set forth below, subject to the right of either party at any time hereafter to designate in writing a difference address. Any notice shall be deemed given on the earlier of the date actually received by a party or the date such notice is deposited in the U.S. Mail, properly addressed to a party, and sent by certified mail, return receipt requested.

18. **CONSTRUCTION.** The Parties hereto acknowledge and agree that this Agreement is the result of negotiations between the Parties and their respective advisors and counsel, and that this Agreement will not be construed against any Party hereto by virtue of such Party's role or its counsel's role in the authorship hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as an act of their free will and deed as of the day and year first above written.